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                                                                   EXHIBIT 10.16

                            SECOND AMENDMENT TO LEASE

         This Second Amendment to Lease is dated as of this 30th day of April, 1996 and is between Baytech Associates, a California general partnership ("Landlord"), and Verilink Corporation, a California corporation ("Tenant"), with respect to the following facts:

                                    RECITALS

         Landlord and Tenant entered into that certain Lease (Single Tenant Triple Net) dated February 27, 1986 (the "Lease") with respect to certain real property commonly known as Building C located in The Stearns Research Center, 145 Baytech Drive, San Jose, California (the "Premises"). The Lease was amended by a First Amendment to Lease dated January 22, 1989 ("First Amendment"). The Lease and the First Amendment are collectively referred to herein as "the Lease".

         The Term Commencement Date (as defined in the Lease) was June 26, 1986 and the Term Expiration Date is June 25, 1996.

         Landlord and Tenant desire to extend the Term Expiration Date to April 30, 2001, and to make certain other modifications to the Lease.

         Landlord and Tenant now desire to amend the Lease, in the manner more particularly hereinafter set forth.

                                    AGREEMENT

           1. Paragraph 4 of the Lease is hereby amended to provide that the term of the Lease is extended to April 30, 2001.
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           2.      Paragraph 5 of the Lease is hereby amended to provide that
Monthly Rent, commencing on May 1, 1996, and continuing until April 30, 1999, shall be $.65 per square foot of rentable area, or $35,653.15 per month. Commencing May 1, 1999, and continuing until the end of the lease term on April 30, 2001, Monthly Rent shall be the Fair Market Monthly Rent for the Premises determined as hereinafter provided.

           3. Paragraph 5 B of the Lease ("Cost of Living Adjustments") is hereby deleted.

           4. The Side Letter dated February 28, 1986 between Landlord and Tenant and the respective agreements and understandings of the parties thereto are hereby terminated and of no further force or effect.

           5. The term "Fair Market Monthly Rent" shall mean the amount of rent payable on May 1, 1999 for like buildings with like improvements within a five (5) mile radius of the Premises. Landlord and Tenant shall attempt to agree upon the amount of Fair Market Monthly Rent. If they are unable to agree on or before January 31, 1999, the Fair Market Monthly Rent shall be determined by appraisal conducted as follows:

          (a) Fair Market Monthly Rent shall be determined by three (3) real estate appraisers, all of whom shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years experience appraising real property (other than residential or agricultural property) located in the San Jose area of Santa Clara County, California, in accordance with the following procedures:

          (b) The party demanding an appraisal (the "Notifying Party") shall notify the other party (the "Non-Notifying Party") thereof by delivering a written demand for appraisal, which demand, to be effective, must give the name, address, and qualifications of a appraiser selected by the Notifying Party. Within ten (10) days of receipt of said demand, the Non-Notifying Party shall select its appraiser and notify the Notifying Party in writing of the name, address, and qualifications of the appraiser selected by it. Failure by the Non-Notifying Party to select a qualified appraiser within said ten (10) day period shall be deemed a waiver of its right to select a second appraiser on its own behalf and the Notifying Party shall select a second appraiser on


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behalf of the Non-Notifying Party within five (5) days after the expiration of said ten (10 day period. Within ten (10) days from the date the second appraiser shall have been appointed, the two (2) appraisers so selected shall appoint a third appraiser. If the two appraisers fail to select a third qualified appraiser, the third appraiser shall be selected by the American Arbitration Association or, if it shall refuse to perform this function, then at the request of either Landlord or Tenant, such third appraiser shall be promptly appointed by the then Presiding Judge of the Superior Court of the State of California for the County of Santa Clara.

          (c) The three (3) appraisers so selected shall meet not later than twenty (20) days following the selection of the third appraiser. At said meeting the appraisers so selected shall attempt to determine the Fair Market Monthly Rent of the Premises.

          (d) If the appraisers so selected are unable to complete their determinations in one meeting, they may continue to consult at such times as they deem necessary for a fifteen (15) day period from the date of the first meeting, in an attempt to have a least two (2) of them agree. If, at the initial meeting or at any time during said fifteen (15) day period, two (2) or more of the appraisers so selected agree on the Fair Market Monthly Rent of the Premises, such agreement shall be determinative and binding on the parties hereto, and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement.

          (e) If two (2) or more appraisers do not so agree within said fifteen (15) day period, then each appraiser shall, within five (5) days after the expiration of said fifteen (15) day period, submit his independent appraisal in simple letter form to Landlord and Tenant stating his determination of the Fair Market Monthly Rent of the Premises. The parties shall then determine the Fair Market Monthly Rent for the Premises by determining the average of the Fair Market Monthly Rent set by each of the appraisers. However, if the lowest appraisal is less than eighty-five percent (85%) of the middle appraisal than such lowest appraisal shall be disregarded and/or if the highest appraisal is greater than one hundred fifteen percent (115%) of the middle appraisal then such highest appraisal shall be disregarded. If the Fair Market Monthly Rent set by any appraisal is so disregarded, then the average shall be determined by computing the average set by the other appraisals that have not be disregarded.

          (f) Nothing contained herein shall prevent Landlord and Tenant from jointly selecting a single appraiser to determine the Fair Market Monthly Rent of the Premises, in which event the determination of such appraisal shall be conclusively deemed the Fair Market Monthly Rent of the Premises.

          (g) Each party shall bear the fees and expenses of the appraiser selected by or for it, and the fees and expenses of the third appraiser (or the joint appraiser if one joint appraiser is used) shall be borne fifty percent (50%) by Landlord and fifty percent (50%) by Tenant.

           6. The Lease remains in full force and effect as hereby modified.


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         IN WITNESS WHEREOF, Landlord and Tenant have executed this Second
Amendment to Lease effective as of May 1, 1996.

                                  LANDLORD:

                                  Baytech Associates, a California general partnership



                                  BY:/s/  Leigh S. Belden
                                     -------------------------------------------
                                           General Partner



                                  BY:/s/  Steven C. Taylor
                                     -------------------------------------------
                                           General Partner


                                  TENANT:

                                  Verilink Corporation, a California corporation



                                  BY:/s/  Timothy G. Conley
                                     -------------------------------------------
                                           Chief Financial Officer


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